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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                             NINE MONTHS ENDED    NINE MONTHS ENDED
                                                               SEPTEMBER 30,        SEPTEMBER 30,
                                                                   1998                 1997
                                                             -----------------    -----------------
Earnings:
  Net loss.................................................      $(35,124)            $(17,981)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P.....................        35,124               17,981
       Interest expense....................................        22,197               15,902
                                                                 --------             --------
Earnings available to cover fixed charges(1)...............      $ 22,197             $ 15,902
                                                                 ========             ========
Fixed charges -- interest expense..........................      $ 22,197             $ 15,902
                                                                 ========             ========
Ratio of earnings to fixed charges.........................             1X                   1X
                                                                 ========             ========

---------------
(1) The earnings of GTL available to cover fixed charges, consisted solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                             NINE MONTHS ENDED    NINE MONTHS ENDED
                                                               SEPTEMBER 30,        SEPTEMBER 30,
                                                                   1998                 1997
                                                             -----------------    -----------------
Net loss...................................................      $ (85,175)           $ (51,814)
Dividends on redeemable preferred partnership interests....        (22,197)             (15,901)
Capitalized Interest.......................................       (130,706)             (60,747)
                                                                 ---------            ---------
Deficiency of earnings to cover fixed charges..............      $(238,078)           $(128,462)
                                                                 =========            =========